Resolutions by Unanimous Consent

In Lieu of a Special Meeting of the Board of Directors

of SuperDirectories Inc.

The undersigned being all of the directors of SuperDirectories Inc. a Wyoming corporation

(the “Corporation”), hereby consent to, approve and adopt the following preambles and resolutions

To the same extent and with the same force and effect as if adopted at a special meeting of the board of directors for the corporation duly called and held:

WHEREAS and RESOLVED, the directors of the company, hereby approve the issuance of sixty million (60,000,000) shares of its restricted common stock to Charlie Abujudeh as required by a Management Consulting Agreement signed by the company and the party listed in exhibit A and;

FURTHER RESOLVED, that the officers of the Corporation be and they hereby are authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their sole discretion, deem necessary, desirable and appropriate for the issuance of the Common Stock.

EXECUTED on this May. 30, 2013

/s/ Luke Lalonde

Luke Lalonde

President and sole Officer and Director